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                                                                   Exhibit 3-(3)


                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                         WOLVERINE EXPLORATION COMPANY

     WOLVERINE EXPLORATION COMPANY, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST. The Board of Directors of the Corporation, at a meeting duly held, adopted resolutions adopting the following amendment to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), which amends Article ONE:

     Article ONE relating to the corporate name of the Corporation is hereby amended to read as follows:

     "ARTICLE ONE
     The name of the Corporation is Amerac Energy Corporation."

     SECOND. The foregoing amendment has been duly approved and adopted in accordance with the provisions of Section 211 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, WOLVERINE EXPLORATION COMPANY HAS CAUSED THIS CERTIFICATE TO BE EXECUTED BY JEFFREY L. STEVENS, its Senior Vice President - Finance and Corporate Secretary, this 16th day of March, 1995.

                                       WOLVERINE EXPLORATION COMPANY


                                       By:     /s/ Jeffrey L. Stevens
                                          -------------------------------------
                                          Jeffrey L. Stevens, Senior Vice
                                          President-Finance and Corporate
                                          Secretary